UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): November 17, 2008

Asia Global Holdings Corp.
(Exact name of Registrant as specified in its charter)

NEVADA	333-64804	75-3026459
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

601B Tower 1, Cheung Sha Wan Plaza 889 Cheung Sha Wan Road Kowloon, Hong Kong (Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 213-243-1503

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2008, the Company accepted the resignation of Michael Mak as the President, Chief Executive Officer, Interim Chief Financial Officer and member of the Board of Directors due to health reasons. The Company filed with the Commission a Form 8-K on October 30, 2008 discussing this.

On August 18, 2006 the Company entered into an Employment Agreement with Mr. Mak. As part of his compensation, Mr. Mak received 500,000 shares of the Company’s Series A Convertible Preferred Stock (“Series A Stock”).

On October 9, 2007, Mr. Mak converted 100,000 shares of his Series A Stock into 20,000,000 144 Restricted shares of the Company’s Common Stock. This left Mr. Mak with 400,000 shares of the Series A Stock.

On November 17, 2008, Mr. Mak notified the Board of Directors that he was surrendering 150,000 shares of Series A Stock back to the Company for cancellation. The Board of Directors approved the surrendering of the 150,000 shares of the Series A Stock. After the return of the 150,000 shares of the Series A Stock, Mr. Mak still controls 250,000 shares of the Series A Stock,

The Company has contacted its transfer agent to cancel the 150,000 shares of the Series A Stock and will include the appropriate disclosures in its upcoming Form 10-K for the fiscal year ended December 31, 2008.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

99.1	Board of Director Resolution authorizing the cancellation of the Series A Shares dated November 17, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA GLOBAL HOLDINGS CORP.

Dated: November 28, 2008	By:	/s/ John Leper
John Leper, Chief Executive Officer